EXHIBIT 99.1

American River Bankshares Reports Second Quarter 2018 Results

SACRAMENTO, Calif., July 19, 2018 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.3 million, or $0.22 per diluted share for the second quarter of 2018 compared to $1.3 million, or $0.20 per diluted share for the second quarter of 2017.  For the six months ended June 30, 2018, net income was $2.6 million or $0.44 per diluted share, compared to $2.5 million or $0.38 per diluted share for the six months ended June 30, 2017.

“During the quarter we began to see the results of the hard work from our new lending team,” said David E. Ritchie, Jr., President and CEO of American River Bankshares.  “While we experienced a decrease in loans outstanding due to higher than usual loan payoffs, we did record $30 million in new loan commitments during the quarter and included in that total was $8 million in commercial loans.”  Ritchie continued, “Of the $30 million in commitments, $13 million funded in the second quarter and it is anticipated that many of these remaining commitments will begin funding in the third quarter of 2018.”

Financial Highlights

  Core deposits increased $47.0 million (10.3%) from June 30, 2017 to June 30, 2018.  Net loans decreased $25.6 million (8.1%) from June 30, 2017 to June 30, 2018.  During the first half of 2018, core deposits increased $27.7 million (5.8%) and net loans decreased $18.2 million (5.9%).
  The net interest margin for the second quarter of 2018 was 3.36%, compared to 3.29% for the first quarter of 2018 and 3.41% for the second quarter of 2017.  The net interest margin for the six months ended June 30, 2018 was 3.32%, compared to 3.43% for the six months ended June 30, 2017.

  Net interest income was $5.1 million in the second quarter of 2018, compared to $4.9 million in the second quarter of 2017.  For the six months ended June 30, 2018, net interest income was $9.9 million, compared to $9.7 million for the six months ended June 30, 2017.
  The allowance for loan and lease losses was $4.5 million (1.52% of total loans and leases) at June 30, 2018, compared to $4.9 million (1.52% of total loans and leases) at June 30, 2017.  Nonperforming loans were $1.9 million at June 30, 2018, compared to $1.9 million at March 31, 2018 and $12,000 at June 30, 2017.
  Shareholders’ equity was $71.9 million at June 30, 2018, compared to $72.1 million at March 31, 2018 and $81.4 million at June 30, 2017.  Tangible book value per share was $9.48 at June 30, 2018, compared to $9.48 at March 31, 2018 and $10.23 at June 30, 2017.  Book value per share was $12.26 per share at June 30, 2018, compared to $12.26 per share at March 31, 2018 and $12.80 per share at June 30, 2017.
  The 2018 Stock Repurchase Program resulted in the Company repurchasing 34,600 shares of its common stock at an average price of $16.00 per share during the second quarter of 2018, totaling a repurchase of 298,778 shares at an average price of $15.53 per share in the six months ended June 30, 2018.  The Company continued the quarterly cash dividend by paying a $0.05 per share cash dividend on May 16, 2018.
  The Company continues to maintain strong capital ratios.  At June 30, 2018, the Leverage ratio was 8.8% compared to 8.7% at March 31, 2018 and 10.2% at June 30, 2017; the Tier 1 Risk-Based Capital ratio was 17.6% compared to 17.0% at March 31, 2018 and 18.4% at June 30, 2017, and the Total Risk-Based Capital ratio was 18.8% compared to 18.3% at March 31, 2018 and 19.7% at June 30, 2017.

Northern California Economic Update, June 30, 2018.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Commercial real estate and employment data continued to be positive in the markets we serve.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies improved in all segments.  Office vacancy decreased from 11.6% to 10.8%, retail vacancy decreased from 10.3% to 9.1%, and industrial vacancy decreased from 8.1% to 5.9%.  As of first quarter 2018, Sacramento’s office and industrial decreased further to 10.5% and 4.9% respectively, while retail vacancy increased slightly to 9.2%.

In Sonoma County, when comparing fourth quarter 2017 to fourth quarter 2016, commercial real estate vacancies also continued to improve.  Office vacancy decreased from 14.7% to 12.5%, retail vacancy remained flat at 3.8%, and industrial vacancy decreased from 5.8% to 4.6%.   As of first quarter 2018, Sonoma County’s retail and industrial vacancies decreased further to 3.7% and 4.2% respectively, while office increased slightly to 12.6%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported positive absorption over the past three years, with the exception of first quarter 2016 (retail and office).  Sonoma County and the City of Santa Rosa has reported (when data is available) positive absorption over the past three years for the office and industrial segments (retail data is not available).

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the past two years through the first quarter 2018 with lease rates ranging from the following: office: $1.71/SF to $1.85/SF; retail: $1.33/SF to $1.36/SF and industrial: $0.46/SF to $0.52/SF.  At June 30, 2018, lease rates per square foot were $1.85 for office, $1.34 for retail, and $0.52 for industrial.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates in fourth quarter 2015 averaged $1.75/SF and industrial rates averaged $0.80/SF.  The office lease rates as of year-end 2016 ranged from $1.75/SF to $2.25/SF depending on the quality of the property and industrial rents ranged from $0.85/SF to $0.95/SF with light industrial in certain cases ranging from $1.15/SF to $1.40/SF.   As of year-end 2017, office rental rates ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $0.90/SF to $1.10/SF.   There was no retail rental rate data available for Santa Rosa for these time periods.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family.  The multi-family market in the Sacramento area has reflected high occupancy over the last two years.  The highest occupancy rate within this time range was in second quarter 2016 at 97.9%, and the lowest was first quarter 2018 at 96.3%.  Monthly lease rates during this period ranged from $1,157 in first quarter 2016 to $1,367 in first quarter 2018.

The trailing 12-month cap rate during the past two years ranged with minor fluctuation from 5.58% in first quarter 2016 to 6.10% in third quarter 2017.   As of first quarter 2018, the rate was 5.60%.   The median sales price increased from $106,571 per unit in fourth quarter 2017 to $110,119 per unit in the first quarter 2018.   According to Colliers, it is expected that 1,440 units will be delivered during 2018, the highest in a single year since 2008.  Similar data for the Sonoma and Amador markets are currently unavailable.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and to 4.7% as of December 2016.  As of December 2017, unemployment dropped further to 4.1% and as of May 2018 the rate was 3.8%.

California unemployment was 6.9% at December 31 2014, 5.9% at December 31, 2015, and 5.3% at December 31, 2016.  As of December 2017, the rate decreased further to 4.5%, and as of May 2018, the rate was 4.2%.  The number of employed Californians continues to increase.  There were 17.5 million employed at the end of 2014, 17.9 million employed at the end of 2015, 18.2 million at the end of 2016, and 18.5 million at the end of 2017.  The State added another 16,000 jobs during the first five months in 2018.

At December 31, 2015, all three of our markets reported lower unemployment rates than at year end 2014.   Unemployment rates at the time were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  When comparing December 31, 2016 to December 31 2017, unemployment rates decreased from 5.0% to 3.8% in the Sacramento MSA and 3.7% to 2.8% in the Santa Rosa-Petaluma MSA.  As of month-end May 2018, the rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.3% and 2.4% respectively.

Over the same period, Amador County has been higher than the State level in nearly every quarter.  Amador County has shown improvement from 7.4% at December 31, 2014 to 6.2% at December 31, 2015, 5.9% at December 31, 2016 and 4.2% at December 31, 2017.  As of May 2018, the rate decreased further to 3.5% and is now below the State average.

Job growth was positive in all of our markets in the past two years.  Compared to December 2015, job growth was 1.81%, 1.38% and 4.87% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively as of December 2016.  Comparing December 2016 to December 2017, job growth was 2.66% for the Sacramento MSA, 2.41% in the Santa Rosa-Petaluma MSA and 2.80% in Amador County.  As of May 2018, job growth was negative 0.67% for Sacramento MSA, however Santa Rosa MSA and Amador County continued to see job growth at 2.4% and 1.36% respectively.

Balance Sheet Review

American River Bankshares’ assets totaled $675.3 million at June 30, 2018, compared to $655.6 million at December 31, 2017, and $641.6 million at June 30, 2017.

Net loans totaled $290.6 million at June 30, 2018, compared to $308.7 million at December 31, 2017, and $316.1 million at June 30, 2017.

The loan portfolio at June 30, 2018 included: real estate loans of $266.9 million (90% of the portfolio), commercial loans of $25.0 million (9% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $3.4 million (1% of the portfolio).  The real estate loan portfolio at June 30, 2018 includes: owner-occupied commercial real estate loans of $64.9 million (24% of the real estate portfolio), investor commercial real estate loans of $112.7 million (42% of the real estate portfolio), multi-family real estate loans of $66.1 million (25% of the real estate portfolio), construction and land development loans of $6.4 million (3% of the real estate portfolio) and residential real estate loans of $16.8 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned (“OREO”).  Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection.  NPAs remained at $2.9 million at June 30, 2018 from December 31, 2017 and increased from $1.4 million at June 30, 2017.  The NPAs to total assets ratio decreased to 0.43% at the end of June 2018 from 0.44% at December 31, 2017 and increased from 0.21% one year ago.

At June 30, 2018 and December 31, 2017, the Company had one OREO property totaling $961,000. This compares to two OREO properties totaling $1.3 million at June 30, 2017.  During the second quarter of 2018, the Company did not add, sell, or modify the value of any OREO properties.  At June 30, 2018, December 31, 2017, and June 30, 2017 there was not a valuation allowance for OREO properties.

Loans measured individually for impairment were $12.0 million at the end of June 2018, a decrease from $13.8 million at December 31, 2017, and $17.0 million a year ago.  Specific reserves of $446,000 were held on the impaired loans at June 30, 2018, compared to $355,000 at December 31, 2017 and $505,000 at June 30, 2017.  There was no provision for loan and lease losses for the second quarters of 2018 and 2017.  The Company had net recoveries of $4,000 in the second quarter of 2018 compared to net recoveries of $48,000 in the second quarter of 2017.  For the first six months of 2018, the Company had net recoveries of $14,000 compared to net recoveries of $59,000 in the first six months of 2017.  During 2013, the Company participated in a shared national credit to a large retailer.  The Company’s initial loan balance of $3.0 million was paid down to $2.7 million, as agreed then during the third quarter of 2017 this retailer filed for bankruptcy reorganization and the loan was placed on nonaccrual status.  The Company has performed an impairment analysis, which resulted in reducing the loan balance to $1.6 million as of June 30, 2018, through charge offs in 2017, totaling $1.1 million to the allowance for loan and lease losses (“ALLL”).  The loan also carries a $200,000 specific reserve reducing the Company’s exposure to $1.4 million.  The Company continues to gather the latest information available to perform and update its impairment analysis.  As more information becomes available, the Company will update the impairment analysis, which could lead to further charges to the ALLL.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.9 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $282.0 million at June 30, 2018, up 7.3% from $262.7 million at December 31, 2017 and up 9.3% from $257.9 million at June 30, 2017.  At June 30, 2018, the investment portfolio was comprised of 91% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 6% obligations of states and political subdivisions, 2% corporate bonds, and 1% U.S. Treasuries.

At June 30, 2018, total deposits were $581.3 million, compared to $556.1 million at December 31, 2017 and $537.9 million one year ago.  Core deposits increased 10.3% to $504.1 million at June 30, 2018 from $457.1 million at June 30, 2017 and increased 5.8% from $476.4 million at December 31, 2017.  The Company considers all deposits except time deposits as core deposits.

At June 30, 2018, noninterest-bearing demand deposits accounted for 38% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 13% of total deposits.  At June 30, 2017, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 15% of total deposits.

Shareholders’ equity decreased $5.0 million (6.5%) to $71.9 million at June 30, 2018 compared to $76.9 million at December 31, 2017 and $9.5 million (11.7%) from $81.4 million at June 30, 2017.  The decrease in equity from December 31, 2017 was due to a decrease in common stock of $4.4 million primarily related to repurchases made under the 2018 Stock Repurchase Program and a $2.7 million decrease in accumulated other comprehensive income related to a decrease in the unrealized gain on securities, partially offset by an increase in Retained Earnings of $2.0 million due to the net income for the year less cash dividends declared.

Net Interest Income

The net interest income during the second quarter of 2018 was $5.1 million compared to $4.9 million in the second quarter of 2017 and for the six months ended June 30, 2018, net interest income increased 1.8% to $9.9 million from $9.7 million for the six months ended June 30, 2017.  The net interest margin as a percentage of average earning assets was 3.36% in the second quarter of 2018, compared to 3.29% in the first quarter of 2018 and 3.41% in the second quarter of 2017. For the six months ended June 30, 2018, the net interest margin was 3.32% compared to 3.43% for the six months ended June 30, 2017.  Interest income for the second quarter of 2018 increased 7.4% to $5.5 million from $5.1 million for the second quarter of 2017 and for the six months ended June 30, 2018, interest income increased 3.8% to $10.6 million from $10.2 million for the six months ended June 30, 2017.

The average tax equivalent yield on earning assets increased from 3.59% in the second quarter of 2017 to 3.60% for the second quarter of 2018 and for the six months ended June 30, 2018 decreased to 3.56% from 3.60% for the six months ended June 30, 2017.  Much of the decrease in yields from the six months ending June 30, 2017 to June 30, 2018 can be attributed to an increase in lower yielding Federal funds sold.  The average balance increased from zero in 2017 to $18.0 million in 2018.  The rate earned on the Federal funds sold in 2018 was 1.66%, therefore, reducing the average yield on earning assets.

The average balance of earning assets increased $34.4 million (5.9%) from $583.8 million in the second quarter of 2017 to $618.2 million in the second quarter of 2018 and for the six months ended June 30, 2018, increased $23.5 million (4.0%) to $605.0 million from $581.5 million for the six months ended June 30, 2017.

Interest expense for the second quarter of 2018 increased 50.0% to $378,000 from $252,000 for the second quarter of 2017 and for the six months ended June 30, 2018 increased 43.1% to $707,000 from $494,000 for the six months ended June 30, 2017.  The increase in interest expense is related to an overall higher interest rate environment.  The average cost of funds increased from 0.28% in the second quarter of 2017 to 0.39% in the second quarter of 2018 and from 0.28% in the first six months of 2017 to 0.37% in the first six months of 2018.  Average deposits increased $45.9 million (8.5%) from $542.8 million during the second quarter of 2017 to $588.7 million during the second quarter of 2018.  Average borrowings remained consistent at $15.5 million during the second quarter of 2017 compared to the second quarter of 2018.

Noninterest Income and Expense

Noninterest income for the second quarter of 2018 was $380,000, down from $439,000 in the second quarter of 2017 and decreased to $752,000 for the six months ended June 30, 2018 from $858,000 in the first six months of 2017.   For both periods, the decrease in noninterest income was predominately related to a decrease in gain on sale of securities from a gain of $86,000 in the second quarter of 2017 to a gain of $10,000 in the second quarter of 2018 and from $142,000 in the first half of 2017 to $11,000 for the first half of 2018.

Noninterest expense increased to $3.8 million for the second quarters of 2018 from $3.4 million in the second quarter of 2017 and increased from $6.8 million for the six months ended June 30, 2017 to $7.2 million for the same period in 2018.  The predominant variance between the second quarters of 2017 and 2018 and the six months ended June 30 for each year was the increase in salaries and benefits of $453,000, quarter over quarter, and $489,000, year over year.  There has been one newly created Chief Lending Officer position and multiple vacant Relationship Manager positions have been filled in 2018.

The fully taxable equivalent efficiency ratio for the second quarter of 2018 increased to 68.9% from 62.3% from the second quarter of 2017 and for the six months ended June 30, 2018, increased to 66.9% from 63.3% for the six months ended June 30, 2017.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2018 decreased by $240,000 from $643,000 in the second quarter of 2017 to $403,000 in the second quarter of 2018 and decreased $450,000 from $1.3 million in the first six months of 2017 to $809,000 in 2018.  The lower provision for taxes in 2018 compared to 2017 primarily resulted from the lower federal tax rate effective January 1, 2018 of 21% compared to 34% in prior year.

Earnings Conference Call

The second quarter earnings conference call will be held Friday, July 20, 2018 at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time).  David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2458 and entering the Conference ID 6590637#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2018 and a 34% effective tax rate for 2017 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.  The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue.  The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Adjustments made to reflect certain expenses

During the fourth quarter of 2017, the Company recorded expenses related to a change in leadership as well as higher than historical income tax expense resulting from the Tax Cuts and Jobs Act that was signed into law on December 22, 2017.  Management believes that presenting the net income and earnings per share adjusted for these items provides investors with useful information in understanding the financial performance on a comparative basis.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30,	December 31,	June 30,
ASSETS	2018	2017	2017
Cash and due from banks	$45,068	$38,467	$22,004
Federal funds sold	8,000	0	0
Interest-bearing deposits in banks	1,746	1,746	1,248
Investment securities	281,990	262,700	257,900
Loans & leases:
Real estate	266,844	285,153	288,727
Commercial	25,026	25,377	28,756
Other	3,469	2,863	3,769
Deferred loan and lease origination fees, net	(295)	(202)	(225)
Allowance for loan and lease losses	(4,492)	(4,478)	(4,881)
Loans and leases, net	290,552	308,713	316,146
Bank premises and equipment, net	1,084	1,158	1,275
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,932	3,932	3,932
Other real estate owned, net	961	961	1,348
Accrued interest receivable and other assets	25,602	21,624	21,431
	$675,256	$655,622	$641,605

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$221,402	$215,528	$196,212
Interest checking	66,729	64,709	63,236
Money market	145,801	130,032	131,998
Savings	70,184	66,130	65,630
Time deposits	77,200	79,681	80,804
Total deposits	581,316	556,080	537,880
Short-term borrowings	6,500	3,500	2,000
Long-term borrowings	9,000	12,000	13,500
Accrued interest and other liabilities	6,547	7,121	6,852
Total liabilities	603,363	578,701	560,232

SHAREHOLDERS' EQUITY
Common stock	$30,082	$34,463	$37,739
Retained earnings	44,801	42,779	42,646
Accumulated other comprehensive (loss) income	(2,990)	(321)	988
Total shareholders' equity	71,893	76,921	81,373
	$675,256	$655,622	$641,605

Ratios:
Nonperforming loans and leases to total loans and leases	0.66%	0.60%	0.00%
Net (recoveries) charge-offs to average loans and leases (annualized)	-0.01%	0.25%	-0.04%
Allowance for loan and lease losses to total loans and leases	1.52%	1.43%	1.52%

American River Bank Capital Ratios:
Leverage Capital Ratio	8.78%	9.32%	10.18%
Common Equity Tier 1 Risk-Based Capital	17.45%	17.71%	18.38%
Tier 1 Risk-Based Capital Ratio	17.45%	17.71%	18.38%
Total Risk-Based Capital Ratio	18.70%	18.96%	19.63%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	8.76%	9.45%	10.17%
Tier 1 Risk-Based Capital Ratio	17.55%	18.08%	18.42%
Total Risk-Based Capital Ratio	18.80%	19.34%	19.67%

Nonperforming loans	1,944	1,892	12
Nonperforming assets	2,905	2,853	1,360

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2018	2017	Change	2018	2017	Change
Interest income	$5,498	$5,121	7.4%	$10,564	$10,174	3.8%
Interest expense	378	252	50.0%	707	494	43.1%
Net interest income	5,120	4,869	5.2%	9,857	9,680	1.8%
Provision for loan and lease losses	-	-	-%	-	-	-%
Noninterest income:
Service charges on deposit accounts	116	114	1.8%	233	231	0.9%
Gain on sale or impairment of securities	10	86	(88.4)%	11	142	(92.3)%
Other noninterest income	254	239	6.3%	508	485	4.7%
Total noninterest income	380	439	(13.4)%	752	858	(12.4)%
Noninterest expense:
Salaries and employee benefits	2,517	2,064	21.9%	4,723	4,234	11.5%
Occupancy	262	262	-%	524	531	(1.3)%
Furniture and equipment	136	147	(7.5)%	274	298	(8.1)%
Federal Deposit Insurance Corporation assessments	53	52	1.9%	106	105	1.0%
Expenses related to other real estate owned	(3)	12	(125.0)%	2	32	(93.8)%
Other expense	863	831	3.9%	1,549	1,598	(3.1)%
Total noninterest expense	3,828	3,368	13.7%	7,178	6,798	5.6%
Income before provision for income taxes	1,672	1,940	(13.8)%	3,431	3,740	(8.3)%
Provision for income taxes	403	643	(37.3)%	809	1,259	(35.7)%
Net income	$1,269	$1,297	(2.2)%	$2,622	$2,481	5.7%

Basic earnings per share	$0.22	$0.20	10.0%	$0.44	$0.38	15.8%
Diluted earnings per share	$0.22	$0.20	10.0%	$0.44	$0.38	15.8%

Net interest margin as a percentage of
average earning assets (fully taxable equivalent)	3.36%	3.41%		3.32%	3.43%

Average diluted shares outstanding	5,882,914	6,428,022		5,957,403	6,540,665

Operating Ratios:
Return on average assets	0.75%	0.80%		0.77%	0.77%
Return on average equity	7.09%	6.35%		7.24%	6.05%
Return on average tangible equity	9.18%	7.94%		9.33%	7.53%
Efficiency ratio (fully taxable equivalent)	68.91%	62.27%		66.94%	63.31%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2018	2017	2017	2017
Interest income	$5,498	$5,066	$5,158	$5,082	$5,121
Interest expense	378	329	288	279	252
Net interest income	5,120	4,737	4,870	4,803	4,869
Provision for loan and lease losses	-	-	150	300	-
Noninterest income:
Service charges on deposit accounts	116	117	117	117	114
Gain on sale of securities	10	1	-	19	86
Other noninterest income	254	254	244	241	239
Total noninterest income	380	372	361	377	439
Noninterest expense:
Salaries and employee benefits	2,517	2,206	2,584	2,102	2,064
Occupancy	262	262	260	262	262
Furniture and equipment	136	138	147	141	147
Federal Deposit Insurance Corporation assessments	53	53	50	51	52
Expenses related to other real estate owned	(3)	5	8	4	12
Other expense	863	686	890	752	831
Total noninterest expense	3,828	3,350	3,939	3,312	3,368
Income before provision for income taxes	1,672	1,759	1,142	1,568	1,940
Provision for income taxes	403	406	1,534	459	643
Net income	$1,269	$1,353	$(392)	$1,109	$1,297

Basic earnings per share	$0.22	$0.23	$-0.06	$0.18	$0.20
Diluted earnings per share	$0.22	$0.22	$-0.06	$0.17	$0.20

Net interest margin as a percentage of
average earning assets (fully taxable equivalent)	3.36%	3.29%	3.39%	3.32%	3.41%

Average diluted shares outstanding	5,882,914	6,032,787	6,253,475	6,366,032	6,428,022
Shares outstanding-end of period	5,864,802	5,882,214	6,132,362	6,392,570	6,357,767

Operating Ratios (annualized):
Return on average assets	0.75%	0.80%	-0.24%	0.68%	0.80%
Return on average equity	7.09%	7.39%	-1.95%	5.37%	6.35%
Return on average tangible equity	9.18%	9.47%	-2.45%	6.71%	7.94%
Efficiency ratio (fully taxable equivalent)	68.91%	64.81%	73.99%	62.75%	62.27%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of adjusted net income and diluted earnings per share excluding the impact of the Tax Act and expenses related to the leadership change for each of the dates indicated:

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2018	2017	2017	2017
Reported net income (loss)	$1,269	$1,353	$(392)	$1,109	$1,297
Impact of Tax Act	-	-	1,220	-	-
Expense related to leadership change	-	-	676	-	-
Tax effect on leadership expenses	-	-	304
Adjusted net income	$1,269	$1,353	$1,200	$1,109	$1,297

Reported diluted earnings (loss) per share	$0.22	$0.22	$-0.06	$0.17	$0.20
Adjusted diluted earnings per share	$0.22	$0.22	$0.19	$0.17	$0.20

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended June 30,	2018			2017
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$290,933	$3,483	4.80%	$302,062	$3,458	4.59%
Tax-exempt loans and leases	13,799	153	4.45%	14,361	180	5.03%
Taxable investment securities	268,731	1,637	2.44%	243,199	1,363	2.25%
Tax-exempt investment securities	20,773	175	3.38%	22,811	212	3.73%
Corporate stock	-	-	-	99	6	24.31%
Federal funds	22,209	98	1.77%	-	-	-
Interest-bearing deposits in banks	1,741	7	1.61%	1,259	3	0.96%
Total earning assets	618,186	5,553	3.60%	583,791	5,222	3.59%
Cash & due from banks	29,703			29,263
Other assets	38,533			39,191
Allowance for loan & lease losses	(4,490)			(4,864)
	$681,932			$647,381

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$227,094	$76	0.13%	$201,166	$36	0.07%
Savings	70,129	7	0.04%	63,467	5	0.03%
Time deposits	79,204	241	1.22%	81,643	162	0.80%
Other borrowings	15,500	54	1.40%	15,500	49	1.27%
Total interest bearing liabilities	391,927	378	0.39%	361,776	252	0.28%
Noninterest bearing demand deposits	212,305			196,549
Other liabilities	5,910			7,195
Total liabilities	610,142			565,520
Shareholders' equity	71,790			81,861
	$681,932			$647,381
Net interest income & margin		$5,175	3.36%		$4,970	3.41%

Six months ended June 30,	2018			2017
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$292,113	$6,811	4.70%	$303,834	$6,888	4.57%
Tax-exempt loans and leases	13,879	306	4.45%	14,424	356	4.98%
Taxable investment securities	257,145	3,028	2.37%	239,207	2,686	2.26%
Tax-exempt investment securities	22,166	372	3.38%	22,768	422	3.74%
Corporate stock	-	-	-	103	16	31.33%
Federal funds	17,994	148	1.66%	-	-	-
Interest-bearing deposits in banks	1,743	13	1.50%	1,189	5	0.85%
Total earning assets	605,040	10,678	3.56%	581,525	10,373	3.60%
Cash & due from banks	43,262			34,261
Other assets	39,341			39,118
Allowance for loan & lease losses	(4,488)			(4,846)
	$683,155			$650,058

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$223,317	$133	0.12%	$198,794	$70	0.07%
Savings	69,872	13	0.04%	63,367	10	0.03%
Time deposits	79,447	453	1.15%	81,971	317	0.78%
Other borrowings	15,500	108	1.41%	15,500	97	1.26%
Total interest bearing liabilities	388,136	707	0.37%	359,632	494	0.28%
Noninterest bearing demand deposits	214,930			200,086
Other liabilities	7,078			7,597
Total liabilities	610,144			567,315
Shareholders' equity	73,011			82,743
	$683,155			$650,058
Net interest income & margin		$9,971	3.32%		$9,879	3.43%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias
Vice President, Marketing
American River Bankshares
916-231-6717